Exhibit 4.4

SEVENTH AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

AT&T MEXICO, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, U.S.A., hereinafter AT&T MEXICO, INC., with permanent establishment in Mexico. Establishment in the terms provided in the Income Tax Law with address at Parque Vía 190-12th floor, Colonia Cuauhtémoc, 06599 Mexico, D.F.

and

TELEFONOS DE MEXICO, S.A.B DE C.V.

A corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “TELMEX.”

This SEVENTH AMENDMENT TO MANAGEMENT SERVICES AGREEMENT is made to be effective as of December 12, 2007 (this “Amendment”), between AT&T MEXICO, INC., a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, U.S.A., with permanent establishment in the United Mexican States under the Income Tax Law with address at Parque Vía 190-12th floor, Colonia Cuauhtémoc, 06599 Mexico, D.F. (hereinafter “AT&T MEXICO, INC.”) and TELEFONOS DE MEXICO, S.A.B DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “TELMEX”).

WHEREAS, AT&T MEXICO, INC. and TELMEX entered into that certain Management Services Agreement dated January 2, 2001, as amended by that certain First Amendment to Management Services Agreement dated as of March 1, 2002, that Second Amendment to Management Services Agreement dated as of January 1, 2003, that Third Amendment to Management Services Agreement dated as of November 6, 2003, that Fourth Amendment to Management Services Agreement dated as of January 31, 2005, that Fifth Amendment to Management Services Agreement dated as of January 4, 2006 and that Sixth Amendment to Management Services Agreement dated as of December 31, 2006 (as amended, the “MSA”); and

WHEREAS, AT&T MEXICO, INC. and TELMEX desire to extend the term of and amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. The parties agree that the first sentence of clause Sixth of the MSA is hereby amended to read as follows: “This agreement shall be in effect during the period starting on January 1, 2008 and ending on December 31, 2008.”

SECTION 2. In accordance with the terms of Clause FOURTH of the MSA, TELMEX shall pay AT&T MEXICO, INC. TWO MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (US$2,500,000.00) plus value added tax for the eighth year of the initial term of the MSA (as such term has been extended by this Amendment) in compensation of services rendered by AT&T MEXICO, INC. thereunder. TELMEX shall make this Two Million Five Hundred Thousand U.S. Dollars (US$2,500,000.00) payment to AT&T MEXICO, INC. plus value added tax in a one-time payment no later than February 28, 2008 through wire transfer of immediately available funds payable in United States Dollars to a bank account designated by AT&T MEXICO, INC. Six months prior to the eighth anniversary of the commencement of the initial term of the original MSA, the parties shall begin consultations and use best efforts to agree on compensation to be paid to AT&T MEXICO, INC. for the remaining term of the MSA.

SECTION 3. This Amendment and the MSA hereby are each confirmed as being in full force and effect.

SECTION 4. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This agreement is entered in Mexico City, Federal District on December 12, 2007, to be effective as of December 31, 2007.

AT&T MEXICO, INC.		TELEFONOS DE MEXICO, S.A.B. DE C.V.

/s/ Eric Boyer		/s/ Héctor Slim Seade
By:	Eric Boyer	By:	Héctor Slim Seade
	President AT&T MEXICO, INC.		Chief Executive Officer

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